Exhibit 10.2

December 12, 2008

Robert Stern

Re:           OFFER LETTER

Dear Robert:

You and Micrus Endovascular Corporation, a Delaware corporation (the “Company”), signed an offer letter, dated November 5, 2003 (the "Offer Letter").  This letter agreement amends the Offer Letter in order for the cash severance payments under the Offer Letter to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").  Except as otherwise amended in this letter agreement, the Offer Letter remains in full force and effect.

Specifically, this letter agreement amends and restates Sections 4 and 5 of the Offer Letter in their entirety to read as follows:

4.  Severance Pay for Termination in Certain Circumstances

(a) Severance Pay Following a Change in Control.  In the event a Change in Control (as defined below) occurs and, within one (1) year thereafter, you experience an involuntary separation, as defined in Treasury Regulation 1.409A-1(h) (“Separation”), by the Company for a reason other than for Cause (as defined below), death or Permanent Disability (as defined below) or by you for Good Reason (as defined below), and you satisfy the following conditions, you will receive certain cash severance and vesting acceleration, as described below.  To receive the cash severance and vesting acceleration described below, you must  execute (and do not revoke) a full and complete general release of all claims in a form provided by the Company without alteration (the "Release") and return all Company property (collectively, the "Conditions"), in each case within thirty (30) days after the Separation (the "Deadline").

(b) Provided that you've satisfied the Conditions within the Deadline,  then the Company shall continue to pay you (as severance pay) your regular bi-weekly base salary as in effect on the Termination Date (exclusive of bonus or any other compensation) for one (1) year, subject to reduction as set forth in Paragraph (c) below and applicable withholding, according to the Company's standard payroll schedule, commencing on the Company's first regular payroll date following the last day of the Deadline.

(c) Additionally, on your last day of employment in the event that you have experienced a Separation, as described in the first paragraph above, the vesting of each of the stock options to purchase shares of common stock of the Company as set forth above shall be accelerated in full, such that you shall be entitled to exercise such stock options (in accordance with the exercise terms and conditions set forth in the option agreement and/or plan pursuant to which such stock options were granted) to the same extent as you would have been entitled had you been continuously employed by the Company until the end of the vesting period related to each such stock option.

(d) Severance Pay Absent a Change in Control.  In the event you experience a Separation by the Company for a reason other than for Cause (as defined below), death or Permanent Disability (as defined below) that does not occur upon a Change in Control (as defined below) or within one (1) year thereafter, and you have satisfied the Conditions (as defined above) within the Deadline (as defined above), the Company shall continue to pay you (as severance pay), your regular bi-weekly base salary as in effect on the Termination Date (exclusive of bonus or any other compensation), for one (1) year, subject to reduction as set forth in paragraph (c) below and applicable withholding, according to the Company's standard payroll schedule, commencing on the Company's first regular payroll date following the last day of the Deadline.

(e) Reduction for Other Employment.  If during the one-year period while you are receiving the severance pay, as described under Section 4(a) or 4(b), as applicable, you become an employee of another entity or engage in full-time (i.e., 30 hours/week or more) consulting for one or more entities, you agree to notify the Company.  Micrus will be entitled to reduce by two thirds the separation payments described under Section 4(a) or 4(b), as applicable, that remain owing after the commencement of such employment or full time consulting.

(f) 409A.  For purposes of Code Section 409A, each salary continuation payment under Section 4(a) or 4(b), as applicable, is hereby designated as a separate payment.  Notwithstanding anything stated herein to the contrary, each of the salary continuation payments provided in connection with your Separation under Section 4(a) or 4(b), as applicable, is intended to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) and to the extent it is exempt pursuant to such section, it will in any event be paid no later than the last day of your second taxable year following the taxable year in which your Separation has occurred; provided that, to the extent that any of such salary continuation payments and any other payments paid to you in connection with your Separation does not qualify to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) or otherwise exceeds the limit set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) or any similar limit promulgated by the Treasury or the IRS, the portion of the salary continuation payments that does not qualify or otherwise exceeds such limit, as determined by the Company in its sole discretion, will be paid by no later than the fifteenth (15th) day of the third (3rd) month following the end of your first tax year in which your Separation occurs, or, if later, the fifteenth (15th) day of the third (3rd) month following the end of the Company's first tax year in which your Separation occurs, as provided in Treasury Regulation Section 1.409A-1(b)(4).

Notwithstanding the above, if any of the salary continuation payments provided in connection with your Separation under Section 4(a) or 4(b), as applicable, does not qualify for any reason to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) or Treasury Regulation Section 1.409A-1(b)(4) and you are deemed by the Company at the time of your Separation to be a “specified employee,” as defined in Code Section 409A, each such salary continuation payment will not be made or commence until the date which is the first day of the seventh month after your Separation and the installments that otherwise would have been paid during the first six months after your Separation will be paid in a lump sum on the first day of the seventh month after your Separation. Such deferral will only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) federal tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.

5.  Definitions.  For purposes of this Agreement, the following terms shall have the following meaning:

(a) "Cause" shall mean a good faith finding by the Company of: (i) gross negligence or willful misconduct by you in connection with your employment duties, (ii) failure by you to perform your duties or responsibilities required pursuant to your employment, if such failure is not cured within ten (10) days after written notice thereof, (iii) mis-appropriation by you of the assets or business opportunities of the Company, or its affiliates, (iv) embezzlement or other financial fraud committed by you, (v) you knowingly allowing any third party to commit any of the acts described in any of the preceding clauses (iii) or (iv), or (vi) your indictment for, conviction of, or entry of a plea of no contest with respect to, any felony.

(g) (b) The conditions set forth in this paragraph will be considered "Good Reason" only if (i) you give the Company written notice of one of the conditions described in this paragraph within thirty (30) days after the condition comes into existence; (ii) the Company fails to remedy the condition within thirty (30) days after receiving your written notice; and (iii) after the Company's failure to remedy the condition within the previously described 30-day period, you resign from the Company within ninety (90) days after one of the following conditions has come into existence without your consent.  "Good Reason" shall mean: (i) the unilateral relocation by the Company of your principal work place for the Company to a site more then 60 miles from the location of your primary workplace before such relocation occurs; (ii) a material reduction in your then current base salary, without your consent; or (iii) a material diminution of your authority, duties or responsibilities.

(c)  "Change in Control" shall mean the consummation of any of the following events during the Employment Period: (i) a sale, lease or disposition of all or substantially all of the assets of the Company, or (ii) a sale, merger, consolidation, reorganization, recapitalization, sale of assets, stock purchase, contribution or other similar transaction (in a single transaction or a series of related transactions) of the Company with or into any other corporation or corporations or other entity, or any other corporate reorganization, where the stockholders of the Company immediately prior to such event do not retain (in substantially the same percentages) beneficial ownership, directly or indirectly, of more than fifty percent (50%) of the voting power of and interest in the successor entity or the entity that controls the successor entity, provided, however, that no Change in Control shall be deemed to have occurred due to the conversion or payment of any equity or debt instrument of the Company which is outstanding on the date hereof.

(d)  "Termination Date" shall mean your last day of employment with the Company.

(e)  “Permanent Disability” shall mean your inability to perform the essential functions of your position with or without reasonable accommodation for a period of 120 consecutive days because of your physical or mental impairment.

This amendment to the Offer Letter may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  To indicate your acceptance of this amendment to the Offer Letter, please sign and date this letter in the space provided below and return it to me.

Very truly yours

MICRUS ENDOVASCULAR
CORPORATION

	By:	/s/ John R. Kilcoyne
	Name:	John R. Kilcoyne
	Title:	CEO

ACCEPTED AND AGREED:
ROBERT STERN

/s/ Robert A. Stern
(Signature)
12/15/2008
Date